Exhibit (h)(2)

EXHIBIT A

Series

Bitwise Web3 ETF

Bitwise Trendwise Bitcoin and Treasuries Rotation Strategy ETF

Bitwise Trendwise Ethereum and Treasuries Rotation Strategy ETF

Bitwise Trendwise BTC/ETH and Treasuries Rotation Strategy ETF